EXHIBIT 23.9

INDEPENDENT AUDITORS’ CONSENT

We consent to the use of our report dated July 16, 2004 with respect to the financial statements and schedules of Suez Lyonnaise Telecom and its subsidiaries (together “Noos”) included in the Form S-4 of Liberty Global, Inc., and to the reference to our firm under the heading “Experts” in this Registration Statement.

Paris, France, April 29, 2005.

Barbier Frinault & Autres
Ernst & Young

Bruno Bizet